Exhibit 99.1

Industrial Services of America, Inc.

Announces Second Quarter 2016 Operating Results

LOUISVILLE, KY (August 12, 2016) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts, today announced the filing of its Form 10-Q for the Quarter Ended June 30, 2016.

ISA reduced its Net Loss by 47.8% and 52.3% for the second quarter of 2016 and the year-to-date period ended June 30, 2016, respectively, when compared to the same periods of 2015.  ISA’s Net Loss was $0.6 million and $2.1 million for the quarter and year-to-date periods ended June 30, 2016, respectively.  This represents an improvement of $0.6 million when comparing the second quarter of 2016 to the second quarter of 2015.  The year-to-date period ended June 30, 2016 net loss was an improvement of $2.2 million when compared to the same period from 2015.  This improvement in operating performance is largely due to the continued stabilization of the metal commodity markets.  This stabilization led to improved volumes and margins while the Company was able to maintain cost discipline.

Commenting on the Company’s results of operations, Sean Garber, President of ISA stated, “The significant improvement during the second quarter, particularly a reduction in operating loss, is a direct reflection of the management team and all employees of ISA.  Even with improved volumes, the team has done a good job of sustaining cost reductions while maintaining operational accountability.  Certainly the markets are still unpredictable which can provide future challenges; however, the results reflect hard work and contributions of the ISA team.”

The Company intends to continue to increase efficiencies and productivity in its core business while a special committee of the Board of Directors assists the Board of Directors in evaluating strategic alternatives.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys, dismantles and sells used auto parts.  More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, competitive pressures in the used auto parts market, availability of acquisition targets on terms and conditions satisfactory to the Company, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.